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                                                                    EXHIBIT 99.1


                      [LOGO]                    [LOGO]


Contacts:

John Danielson        Wendy Raway         Donald F. Bowler, Jr.  Mary B. Ruble
Investor Relations    Media Relations     Patricia Stanton       Karen Tolvstad
First Bank System     First Bank System   Investor Relations     Media Relations
(612) 973-2261        (612) 973-2429      U.S. Bancorp           U.S. Bancorp
                                          (503) 275-5702         (503) 275-6200


                   FIRST BANK SYSTEM TO ACQUIRE U.S. BANCORP

 MERGER CREATES $70 BILLION BANKING ORGANIZATION IN 17 CONTIGUOUS STATES UNDER
           THE NAME U.S. BANCORP; HEADQUARTERS TO BE IN MINNEAPOLIS

     MINNEAPOLIS/PORTLAND, March 20, 1997 -- First Bank System, Inc. (NYSE:FBS) and U.S. Bancorp (NASDAQ:USBC) today announced the signing of a definitive agreement for FBS to acquire Portland, Oregon-based U.S. Bancorp. The resulting company, which will be called U.S. Bancorp, will create the 8th largest banking organization in the U.S. based on market capitalization, and the 14th largest banking organization based on assets. The combined organization will serve nearly 4 million households and 475,000 businesses in 17 contiguous states.

     Under terms of the agreement, U.S. Bancorp shareholders will receive a tax-free exchange of 0.755 shares of FBS common stock for each share of U.S. Bancorp common stock. Based on FBS's closing stock price on March 19, 1997, this exchange ratio represents a price of $59.08 for each U.S. Bancorp share, resulting in a purchase price of approximately $9 billion.

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                                       -2-

     "Together, our combined company will become the best-performing major bank in the United States, a regionally-based, nationally-competitive bank that uses technology to drive superior efficiency and customer service," said John F. Grundhofer, chairman, president and chief executive officer of First Bank System. "Our regions are contiguous, compatible and are in attractive growth markets. Our banks both have strong market presence. Our business strategies are virtually identical. Our business lines and products complement each other. And each of us has special skills and resources to offer the other. You could live a couple of lifetimes without finding another fit this good."

     Grundhofer will serve as the president and chief executive officer of the combined organization. U.S. Bancorp chairman and CEO, Gerry B. Cameron, will serve as chairman until his retirement in 1998. Joining Grundhofer's current direct reports will be Gary T. Duim and Robert D. Sznewajs, who will be vice chairmen in the new U.S. Bancorp.

     Cameron said, "U.S. Bancorp and First Bank System both have strong reputations for superior customer service, excellent employees, community involvement and future-focused thinking. These two organizations will integrate very well. Employees will be key to the future success of the combined company as we provide customers with enhanced products and services over a wider geographic territory."

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                                       -3-

     The transaction is expected to be accretive to FBS earnings per share in the second quarter of 1998, nine months after closing. By 1999, FBS estimates earnings per share accretion of approximately 8 percent. FBS said it would incur pre-tax merger-related charges totaling $625 million through the second quarter of 1998. The acquisition will be accounted for as a pooling. The FBS board of directors has rescinded its stock repurchase authorization. In connection with the merger agreement, FBS and U.S. Bancorp have each granted the other an option for 19.9% of its outstanding shares exercisable under certain circumstances with a potential value of between $200 million and $300 million.

     FBS estimated that an expense reduction of approximately $340 million (pre-tax), or stated as a percentage, representing 28 percent of U.S. Bancorp's operating expenses, would be created by centralizing data processing, staff functions and some operations functions as well as through standardizing products, improving technology, and branch efficiencies and offering customers increased alternative delivery channels for bank products and services. The companies estimated that their combined operating expenses would be reduced by 14 percent.

     The companies said that as with any merger of this magnitude, job loss at both organizations will be unavoidable. Approximately 4,000 positions will be eliminated, however, both companies said they were committed to do whatever they could to minimize the impact through hiring restrictions, normal attrition and redeploying employees into other positions.

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                                       -4-

     FBS said the transaction would enable it to leverage its unique position in the payment systems business by offering those services to U.S. Bancorp's extensive corporate customer base. FBS is the largest provider of Visa corporate and purchasing cards in the world. Other anticipated revenue enhancements include capitalizing on FBS' success in home equity lending, exporting U.S. Bancorp's market position and expertise in leasing to FBS' franchise, and bringing First Bank's investment management expertise to U.S. Bancorp's customers.

     The combined organization will use the name U.S. Bancorp and will be headquartered in Minneapolis. "The U.S. Bancorp name better reflects the expanded geographic service area of the combined organizations," Grundhofer explained. FBS said it intends to establish Portland as a major development site for its ongoing technology efforts which will be critical in order to address the needs of the combined organization. "Employees will be part of a stronger, even more dynamic industry leader," Grundhofer noted. "The merger enhances management depth, capitalizes on shared experience and creates future opportunities for employees of the new U.S. Bancorp.

     "The new U.S. Bancorp will have a strong shared vision in serving customers," Grundhofer added. "The investments that FBS has already made in technology to enhance customer satisfaction and address their needs can be used to the benefit of U.S. Bancorp's customers. And the combined organization will have the critical mass to invest even further in innovative products and services." Cameron also emphasized

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                                       -5-

that the complementary nature of the two companies' businesses and priorities as well as the non-overlapping nature of the markets served by each company would minimize disruption for customers. "We are very focused on customer needs," stated Cameron. "Mergers can be disruptive and we are determined to make this transition as smooth as possible." Customers will have access to nearly 1,000 branch offices, more than 4,500 ATMs and continued 24-hour customer service. Business customers will continue to have their needs supported through local decision making as well as over 80 products and services.

     "Both companies have strong records as community partners and we are totally committed to continuation of that record. Our mutual focus has been one of community development and reinvestment initiatives that build economically strong neighborhoods and contribute to the quality of life. The effort has earned both our companies outstanding Community Reinvestment Act
(CRA) ratings in our major markets, as well as a high degree of community goodwill," Grundhofer noted.

     The FBS and U.S. Bancorp boards of directors will be combined. FBS currently has 16 directors; U.S. Bancorp currently has 12 directors. The boards of both organizations have unanimously approved the acquisition. The acquisition is contingent upon regulatory and shareholder approvals and is expected to close in the third quarter of 1997.

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                                       -6-

     First Bank System is a regional bank holding company headquartered in Minneapolis with assets of $36.5 billion. The Company provides complete financial services to individuals and institutions through 9 banks, a savings association and other financial companies with 359 banking offices and 15 nonbanking offices, located primarily in the 11 states of Minnesota, Colorado, Nebraska, North Dakota, South Dakota, Montana, Illinois, Wisconsin, Iowa, Kansas and Wyoming.

     Northwest-based U.S. Bancorp is the 26th largest bank holding company in the nation, with assets of $33.3 billion. The company has 636 branches and provides comprehensive financial products and services to consumers and businesses in Oregon, Washington, Idaho, Nevada, Northern California and Utah.

                             Merger Summary Table

               Name                         U.S. Bancorp
               Headquarters                 Minneapolis
               Purchase Price               Approximately $9 billion
               Exchange Ratio               0.755
               Current Price Per Share      $59.08

A NEWS MEDIA TELECONFERENCE WILL BE HELD AT 12:30 P.M. (EASTERN STANDARD
TIME) ON THURSDAY, MARCH 20. TO PARTICIPATE IN THE CALL, PLEASE CALL
(800) 251-6682. ASK TO BE CONNECTED TO THE FIRST BANK SYSTEM/U.S. BANCORP TELECONFERENCE. INTERNATIONAL CALLERS, PLEASE CALL (706) 645-9723.


/Photo available on AP PhotoExpress Network (7:00 am, March 20, 1997, and PRN 1. PRN 2); via NewsCom, 305-448-8411 or http://www.newscom.com; or via PressLink Online, 703-758-1740/

                                       -30-

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                           Forward-Looking Information

     This news release contains estimates of future operating results for 1997, 1998 and 1999 for both First Bank System, Inc. and U.S. Bancorp on a stand-alone and pro forma combined basis, as well as estimates of financial condition, operating efficiencies and revenue creation on a combined basis. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the Merger cannot be fully realized or realized within the expected time frame; (2) revenues following the Merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of FBS and USBC are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business are less favorable than expected; and (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.

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                             PRO FORMA RECAP

                          THE "NEW" U.S. BANCORP
                   HEADQUARTERS: MINNEAPOLIS, MINNESOTA

                                                                        NATIONAL
                               FBS        U.S. BANCORP    COMBINED        RANK
                               ---        ------------    --------      --------

ASSETS ($ billions)            $37        $33             $70           14th

MARKET CAPITALIZATION          $10.5      $8.5            $19           8th
($ billions)

DEPOSITS ($ billions)          $24        $25             $49

RETURN ON ASSETS               1.88%      1.43%           2.00+%
RETURN ON EQUITY               21.4%      17.1%           Mid 20s
NET INTEREST MARGIN            4.89%      5.32%           5.00+%
EFFICIENCY RATIO               46.8%      55.2%           Low 40s

STATES                         11         6               17
BRANCHES
      Traditional              327        578             905
      Store-based               32         58              90

ATMS                           3,265      1,300           4,565         3rd

CUSTOMERS
 Households (millions)         1.9        2.0             3.9
 Businesses (thousands)        225        250             475

COMBINED PRODUCT STRENGTHS ($ millions)
 Home Equity Loans             $3,263     $1,654          $ 4,917       9th
 Other Consumer Loans           6,699      4,111           10,810      13th
 Small Business Loans           1,535      2,108            3,643       6th

MUTUAL FUNDS ($ billions)      $12.8      $ 2.5           $ 15.3
ASSETS UNDER MANAGEMENT
 ($ billions)                   39.3       10.2             49.5
TOTAL TRUST FEE REVENUES
 ($ millions)                  230.7       71.6            302.3

CUSTOMER CALLS USING
 TELEPHONE BANKING (per year)  46 million 42 million     88 million